EXHIBIT 99.1

                                                          FOR IMMEDIATE RELEASE


                BIG CITY BAGELS SIGNS DEFINITIVE MERGER AGREEMENT

     HICKSVILLE, New York, May 24, 1999 - - BIG CITY BAGELS, INC. (OTC BB: BIGC) announced today the signing of the definitive agreement for its acquisition by merger of VillageNet, Inc. (www.villagenet.com) and Intelligent Computer Solutions, Inc. (www.icsnet.com). The merger is subject to several conditions, including receipt of a fairness opinion from Heritage Capital Corp. The merger is expected to close during the second quarter.

     VillageNet, Inc. ("VillageNet") is a community-oriented Internet service provider specializing in educational and family-based Internet services with a local emphasis on business advertising and shopping, chat rooms and parent/student/teacher interaction.

     Intelligent Computer Solutions, Inc. ("ICS") is a systems-integration firm specializing in network design, implementation and maintenance and providing Internet/intranet messaging and security products. ICS is a value added government and commercial reseller for Cisco Systems Inc. (Nasdaq: CSCO) and FORE Systems (Nasdaq: FORE) and is authorized to sell and install their products to public entities in New York (e.g. school districts) without public bidding through those companies' New York State contracts.

     Following the merger, management of the combined companies will be assumed by the current officers and directors of VillageNet and ICS. Peter Keenan will serve as the President, Edilberto Enriquez will serve as the Treasurer and Chief Financial Officer, and David Levi will serve as the Secretary. The board of directors will be Messrs. Eli Levi, Peter Keenan, Hector M. Gavilla and one of the Company's current directors, Nelson Braff.

     In exchange for all their stock, the stockholders of VillageNet and ICS will receive from the Company 8,619,466 shares of Common Stock and 500,000 shares of a new class of Preferred Stock, which will be convertible into 69,000,000 shares of Common Stock. The shares of Common Stock being issued in the merger and upon conversion of the Preferred Stock will represent 90 percent of the outstanding shares of Common Stock following the transaction, calculated on a fully diluted basis assuming the exercise of the Company's outstanding options and warrants that have an exercise price of $1.00 or less.

     The Company, a franchisor and owner of Big City Bagels delis/cafes, has been orderly disposing of its unprofitable operations since the middle of 1998 while it explored the acquisition or combination with other businesses.

                                      # # #

     This press release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. These risks and uncertainties are described in the Company's filings with the SEC, including its Prospectus dated April 3, 1998.

     This release and prior releases are available on the KCSA Public Relations Worldwide website at www.kcsa.com.

Contact:          Big City Bagels, Inc., Hicksville
                  Mark Weinreb, Chief Executive Officer
                  516-932-5050

                  or

                  KCSA, New York
                  Jeff Corbin / Joseph A. Mansi
                  212-682-6300 Ext. 214 / 205
                  212-697-0910 (fax)
                  jcorbin@kcsa.com / jmansi@kcsa.com
                  www.kcsa.com